Exhibit 99.1

RFM Announces Two-Year Extension of ViewPoint Bank Credit Facility

DALLAS--(BUSINESS WIRE)--November 22, 2010--RF Monolithics, Inc. [NASDAQ: RFMI] (“RFM” or the “Company”) announced that it has entered into a renewal and extension of the maturing $5.0 million senior secured credit facility with ViewPoint Bank, FSB (“ViewPoint”), which is a wholly owned subsidiary of ViewPoint Financial Group (NASDAQ: VPFG).

This revolving credit facility with ViewPoint was renewed and extended without an origination or any unused line fees at the same interest rate. Advances, which totaled $2.1M at fiscal year-end 2010, will continue to be based on accounts receivable and finished goods inventory. The Company had additional borrowing availability of approximately $2.9 million based upon our year-end balance sheet and the resulting borrowing base. The terms of the two-year credit agreement offer flexible financial covenants and maintain manageable reporting requirements. Financial covenants are measured quarterly and consist of a current ratio of at least 1.0 and maintenance of a minimum net worth of $5.5 million, which reflects the $700,000 of new equity raised in August, 2010. The current ratio at fiscal year-end 2010 was 1.8 (before reclassification of the revolving credit facility as long term) and net worth at fiscal year-end 2010 was $7.2 million.

“We are very pleased to renew and extend the revolving credit facility with ViewPoint Bank,” stated Buddy Barnes, Chief Financial Officer of RFM. “The relationship with ViewPoint over the past 18 months has developed into a mutually beneficial financial partnership. These financial arrangements will enable us to address expanding working capital requirements for sales growth and we believe this two-year credit facility will allow the Company to continue to operate with sufficient liquidity and availability as we focus on our strategic M2M business plan.”

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities and uncertainties in our markets, availability of working capital on reasonable terms, statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to our bankers’ willingness to work with us in structuring credit facilities as needed, maintaining favorable terms of sales with suppliers, economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2010. We do not assume any obligation to update any information contained in this release.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com